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                                 SALES AGREEMENT

1.0 APPOINTMENT

  1.1 The Hartford Insurance Company(ies) named in the Sales Agreement Specifications Page and, with respect to SEC Registered contracts, if applicable, Hartford Equity Sales Company, Inc., as Principal Underwriter, (hereinafter collectively referred to as "Company") hereby appoint the named individual(s) or organization(s) as "Agent" of Company for the solicitation and procurement of applications for insurance contracts (hereinafter referred to as "Contracts") in the line(s) of business set forth in the Sales Agreement Specifications Page, in all states in which Company is authorized to do business and in which Agent is properly licensed and appointed, without exclusive representation.

2.0 AUTHORITY

  2.1 Agent has the power or authority to represent Company only to the extent expressly granted in this Agreement and no further power or authority is implied.

  2.2 Nothing contained herein is intended to create a relationship of employer and employee between Company and Agent. Agent and, if applicable, any sub-agents appointed by Agent, shall be independent contractors as to Company and free to exercise their own judgment as to the time, place and means of performing all acts hereunder, but they shall conform to all regulations of Company not unreasonably interfering with freedom of action or judgment.

  2.3 This Agreement terminates all previous agency agreements, if any, between Company and Agent. However, the execution of this Agreement shall not affect any obligations which have already accrued under any prior agreement.

  2.4 Agent does not have the authority to collect premiums for each line of business, other than initial premiums, unless specifically set forth in the applicable commission schedule.

  2.5 If Agent is listed on the Specifications Page as a Broker or General Agent, Agent is authorized to procure and solicit applications for Contracts through sub-agents which Agent may appoint with the approval of Company. No agreement between Agent and any sub-agent shall impose any liability or obligation upon Company unless Company is a party thereto in writing. All sub-agents shall be duly licensed under the applicable insurance laws to sell annuity, life and health insurance contracts by the proper authorities in the jurisdictions in which Agent proposes to offer such Contracts. The sub-agents shall indicate in each application for a Contract that it has been solicited on behalf of Agent.

        2.5.1 Agent shall supervise any sub-agents appointed by Agent to solicit sales of the Contracts and Agent shall be responsible for all acts and omissions of each sub-agent within the scope of his agency appointment at all times. Agent shall exercise all responsibilities required by the applicable federal and state law and regulations. Company shall not have any responsibility for the supervision of any sub-agents of Agent.


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        2.5.2    Company may, by written notice to Agent, refuse to permit any sub-agent to solicit applications for the sales of any of the Contracts hereunder and may, by such notice, require Agent to cause any such sub-agent to cease any such solicitation or sales, and, Company may require Agent to cancel the appointment of any sub-agent with Company.

  2.6 If Agent is assigned a different Agent Class for different Lines of Business, the provisions of this Agreement, which specifically relate only to a particular Agent Class shall only apply to Agent in transacting that Line of Business for which the Agent is so classified, if any.

3.0 COMPENSATION

  3.1 Company will pay Agent as full compensation hereunder, commissions and/or service fees on premiums paid to Company on account of Contracts issued upon applications procured pursuant to this Agreement and while this Agreement is in effect.

        3.1.1 Commission and/or service fees will be paid in the amounts and for the periods of time as set forth in the Commission Schedules included in this Agreement or subsequently made a part hereof, and which are in effect at the time such Contracts are sold.

        3.1.2 The Commission Schedules included in this Agreement are subject to change by Company at any time, but only upon written notice to Agent. No such change shall affect any Contracts issued upon applications received by Company at Company's Home Office prior to the effective date of such change.

        3.1.3 Any Commission Schedule included in this Agreement or subsequently made a part hereof may provide other or additional conditions regarding compensation and if so, will be controlling to the extent of the other or additional conditions.

  3.2 Compensation will be earned by Agent only for those applications accepted by Company, and only after receipt by Company at Company's Home Office in Hartford, Connecticut, or at such other location as the Company may designate, from time to time, in regard to its various lines of Business, of the required premium and compliance by Agent with any outstanding delivery requirements.

        3.2.1 No compensation will be earned or paid on premiums (other than premiums on health insurance contracts) waived by Company pursuant to any "waiver of premium" provision.

        3.2.2 Should Company for any reason return any premium on a policy issued hereunder, Agent agrees to repay Company the total amount of any compensation which may have been paid thereon within thirty (30) business days of notice of such refund.


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       3.3    Any compensation otherwise payable to Agent in accordance with this Section 3.0 shall be reduced by the amount so such compensation paid directly, at the direction of Agent, by Company to any person, or, in connection with group policies, by the amounts paid by Company to a resident licensed agent in a state which requires the countersignature by, or the effectuating of the insurance through, a resident licensed agent.

       3.4 In the event of termination of this Agreement for one or more of the reasons specified in Subsections 6.2.2 or 6.2.3 below, no further commissions or other compensation shall thereafter be payable.

       3.5 In the event of termination in accordance with Subsection 6.1 below if in any calendar year following such termination the aggregate commissions payable hereunder for all life and health policies total less than $100.00, no further commissions shall be payable hereunder, other references to vesting to the contrary not withstanding.

4.0 GENERAL PROVISIONS

       4.1 Agent shall cooperate with Company in the investigation and settlement of all claims against Agent and/or Company relating to the solicitation or sale of Contracts under this Agreement. Agent shall promptly forward to Company any notice of claim or other relevant information which may come into Agent's possession.

       4.2 Agent shall keep full and accurate records of the business transacted by Agent under this Agreement and shall forward to Company such reports of said business as Company may prescribe. Company shall have the right to examine said records at reasonable times. All rate books, manuals, forms, supplies and any other properties furnished by Company and in the possession of Agent shall be returned to Company on termination of this Agreement.


       4.3 Agent shall bear all of Agent's expenses incurred in the performance of this Agreement.

       4.4 Agent shall have a duty to obtain applications for Company and, where appropriate, to conserve and renew coverage placed with Company.

       4.5 All applications for the purchase of Contracts shall be subject to acceptance by Company. Company reserves the right to prescribe conditions, rules and regulations for the offer and acceptance of its Contracts, which may be changed from time to time and which shall be forwarded to Agent.

       4.6 Company reserves the right to modify, change or discontinue the offering or any form of Contract at any time.

       4.7 Except in regard to Commission Schedule changes as stated in Subsections 3.1.2, no waiver or modification of this Agreement will be effective unless it be in writing and signed by a duly authorized officer of Company and Agent or a duly authorized officer of Agent.


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       4.8    The failure of Company to enforce any provisions of this Agreement shall not constitute a waiver of any such provision. The past waiver of a provision by Company shall not constitute a course of conduct or a waiver in the future of that same provision.

       4.9 In the event any legal process or notice is served on Agent in a suit or proceeding against Company, Agent shall forward forthwith such process or notice to Company at its Home Office in Hartford, Connecticut, by certified mail.

       4.10 Agent shall not use any advertising material, prospectus, proposal, or representation either in general or in relation to a Contract of Company unless furnished by Company or until the consent of Company shall have been first secured. Agent shall not issue or recirculate any illustration, circular, statement or memorandum of any sort, misrepresenting the terms, benefits or advantages of any Contract issued by Company, or make any misleading statement as to benefits to be received thereon, or as to the financial position of Company.

       4.11 Agent shall indemnify and save Company harmless from any loss or expense on account of any unauthorized act or transaction by Agent, or persons employed or appointed by Agent, or any claim by a sub-agent of Agent for compensation due or to become due on account of such sub-agent's sale of Contracts.

              4.11.1 Agent expressly authorizes Company to charge against all compensation due or to become due to Agent under this Agreement any monies paid or liabilities incurred by Company under this Subsection 4.11.

       4.12 Company shall indemnify and save Agent harmless from any liability resulting from damages sustained by a policy owner or certificate owner caused by acts or omissions of Company; except to the extent Agent's acts or omissions caused such liability. Indemnification by Company is subject to the conditions that Agent promptly notify Company of any claim or suit made against Agent, and that Agent allow Company to make such investigation, settlement, or defense thereof as Company deems prudent.

       4.13 Except to the extent permitted by law, Agent shall not offer or pay any rebate of premium or make any offer of any other inducement not specified in the Contracts to any person to insure with Company. Agent shall not make any misrepresentation or incomplete comparison for the purpose of inducing a policyholder in any other company to lapse, forfeit or surrender its insurance therein.

       4.14 No assignment of this Agreement, or commissions payable hereunder, shall be valid unless authorized in writing by Company. Every assignment shall be subject to any indebtedness and obligation of Agent that may be due or become due to Company and any applicable state insurance regulations pertaining to such assignments.

       4.15 Company may at any time deduct, from any monies due under this Agreement, every indebtedness or obligation of Agent to Company or to any of its affiliates.


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            4.15.1  On termination of this Agreement, any outstanding
                    indebtedness to Company shall become immediately due and payable.

5.0 LIMITATION OF AUTHORITY

    5.1 Agent is not authorized, and is expressly forbidden on behalf of Company, to incur any indebtedness or liability, or to make, alter or discharge agreements, or to waive forfeitures, extend the time of payment of any premium, waive payment in cash, or to receive any money due or to become due Company, except as specifically provided in this Agreement.

    5.2 No individual Contract providing life, health or disability insurance coverage shall be delivered if a sub-agent or Agent has knowledge that the health of the proposed insured has changed since the application was taken or unless the first premium has been fully paid and delivery made by the delivery date specified by Company or, if no delivery date is specified, within sixty (60) days from the date said Contract is mailed from Company's Home Office.

            5.2.1 Any Contract not delivered, in accordance with this Subsection 5.2, shall be returned to Company immediately.

6.0 TERMINATION

    6.1 This entire Agreement may be terminated by either party by giving thirty (30) days' notice in writing to the other party.

            6.1.1 Such notice of termination shall be mailed to the last known address of Agent appearing on Company's records, or in the event of termination by Agent, to the Home Office of Company at P.O. Box 2999, Hartford, Connecticut 06104-2999.

            6.1.2 Such notice shall be an effective notice of termination of this Agreement as of the time the notice is deposited in the United States mail or the time of actual receipt of such notice if delivered by means other than mail.

    6.2 This Agreement shall automatically terminate without notice upon the occurrence of any the events set forth below:

            6.2.1 Upon the bankruptcy or dissolution of Agent provided, however, that if there is more than one Agent, the Agreement shall automatically terminate only with respect to the bankrupt or dissolved Agent.

            6.2.2 When and if Agent commits fraud or gross negligence in the performance of any duties imposed upon Agent by this Agreement or wrongfully withholds or misappropriates, for Agent's own use, funds of Company, its policyholders or applicants.


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            6.2.3   When and if Agent materially breaches this Agreement or
                    materially violates the insurance or Federal or State securities laws of a state in which Agent transacts business.

            6.2.4 When and if Agent fails to obtain renewal of a necessary license in any jurisdiction, but only as to that jurisdiction.

    6.3 The provisions of Sections 3.0, 4.0 and 5.0 and (if applicable) Subsection 7.5 (if applicable) shall survive the termination of this Agreement, as appropriate.

7.0 SEC REGISTERED CONTRACTS (IF APPLICABLE)

    7.1 If Agent is listed on the Specifications Page as a Broker or General Agent, and an NASD registered Broker-Dealer, Agent agrees that, with respect to SEC Registered Contracts, Agent has full responsibility for the training and supervision of all persons, including sub-agents of Agent, associated with Agent who are engaged directly or indirectly in the offer or sale or such Contracts and that all such persons shall be subject to the control of Agent with respect to such persons' activities in connection with the Contracts. Agent will cause the sub-agents to be trained in the sale of the Contracts and will cause such sub-agents to be registered representatives of Agent before such sub-agents engage in the offer or sale of the Contracts. Agent shall cause Agent's sub-agents' qualifications to be certified to the satisfaction of Company and shall notify Company if any sub-agents cease to be registered representatives of Agent.

            7.1.1 Agent will fully comply with the requirements of the National Association of Securities Dealers, Inc. and of the Securities Exchange Act of 1934 and all other applicable federal or state laws and will establish such rules and procedures as may be necessary to cause diligent supervision of the securities activities of the sub-agents. Upon request by Company, Agent shall furnish any records necessary to establish such diligent supervision.

            7.1.2 Before a sub-agent is permitted to solicit and procure applications for the Contracts, Agent and the sub-agent shall have entered into an agreement pursuant to which the sub-agent will be appointed a sub-agent and a registered representative of Agent and in which the sub-agent will agree that his selling activities relating to the Contracts will be under the supervision and control of Agent, and the sub-agent's right to continue to sell such Contracts is subject to his continued compliance with such agreement.

            7.1.3 In the event a sub-agent fails or refuses to submit to supervision of Agent in accordance with this Agreement, or otherwise fails to meet the rules and standards imposed by Agent, Agent shall immediately notify such sub-agent that he is no longer authorized to sell the Contracts, and Agent shall take whatever additional action may be necessary to terminate the sales activities of such sub-agent relating to the Contracts including immediate notification of Company of such termination.


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    7.2     If Agent is not NASD Registered Broker/Dealer but is a member of an affiliated group of legal entities one of which is an NASD Registered Broker/Dealer ("Broker/Dealer") and a party to this Agreement, Agent agrees that, with respect to SEC Registered Contracts, the sub-agents of Agent shall be registered representatives of such Broker/Dealer.

            7.2.1 As appropriate, any reference in this Agreement to Agent shall apply equally to such Broker/Dealer.

            7.2.2 Each Agent which is not a Broker/Dealer hereby directs Company to pay any compensation due, pursuant to Section 3, to the Broker/Dealer.

            7.2.3 If Agent is not a Broker/Dealer but is a member of an affiliated group of legal entities, one of which is a Broker/Dealer and a party to this Agreement, Agent and Broker/Dealer agree that, with respect to SEC Registered Contracts, Agent and Broker/Dealer have responsibility for the training and supervision of all registered representatives of Broker/Dealer and who are sub-agents of Agent and who are engaged directly or indirectly in the offer or sale of such SEC Registered Contracts and that all such representatives shall be subject to the control of Agent and Broker/Dealer with respect to their activities in connection with the SEC Registered Contracts.

    7.3 If Agent is neither an NASD Registered Broker-Dealer nor a member of an affiliated group of legal entities one of which is a Broker/Dealer, Agent and any sub-agents shall be registered representatives of Hartford Equity Sales Company, Inc.

    7.4 The provisions of Subsection 3.5 do not apply to any SEC Registered Contracts.

    7.5 With respect to SEC Registered Contracts, if Agent is disqualified for continued registration with the NASD, Company shall not be obligated to pay any compensation, if such payment would constitute a violation of NASD rules.

    7.6 In respect to SEC Registered Contracts, Agent agrees not to make written or oral representations except such as are contained in current prospectuses and authorized supplementary sales literature made available by Company. Agent also agrees to comply with the Securities and Exchange Commission Statement of Policy and the regulations thereunder of the National Association of Securities Dealers, Inc.

    7.7 As to SEC Registered Contracts only, when and if Agent is disqualified for continued membership with the NASD or registration with the Securities and Exchange Commission, this Agreement shall automatically terminate without notice.

    7.8 All other provisions of this Agreement apply to the sale of SEC Registered Contracts.


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